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                                                                       Exhibit 5






                                October 20, 1997


Childtime Learning Centers, Inc.
38345 West 10 Mile Road, Suite 100
Farmington Hills, Michigan 48335

         Re:     Registration Statement on Form S-8 Relating to the
                 Childtime Children's Centers 401(k) Savings & Retirement Plan

Ladies and Gentlemen:

         We have represented Childtime Learning Centers, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) interests in the Childtime Children's Centers 401(k) Savings & Retirement Plan (the "Plan") and (ii) a maximum of 100,000 shares of the Company's Common Stock (the "Common Stock"), to be issued pursuant to the Plan.

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of the Common Stock and the interests in the Plan to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, when issued by the Company in accordance with the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                        Very truly yours,


                                        HONIGMAN MILLER SCHWARTZ AND COHN